AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES

   EXHIBIT 12 - COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
               AND FIXED CHARGES AND PREFERRED DIVIDENDS
                        (Dollars in Thousands)

                                                                               Year Ended December 31,
                                                                1996       1995       1994       1993       1992

Pretax income (loss) excluding discontinued operations      $304,651   $253,449   $ 26,376   $257,426  ($144,854)
Minority interest in subsidiaries having fixed charges(*)     52,838     27,076      8,565     34,800     37,685
Less undistributed equity in (earnings) losses
  of investees                                                31,353     (1,559)    49,010    (25,067)   376,020
Fixed charges:
  Interest expense                                            88,144    124,633    114,803    153,836    212,150
  Debt discount (premium) and expense                         (1,174)    (1,023)     1,240      5,273      4,698
  One-third of rentals                                         9,279      9,471      5,119      5,801     16,341

      EARNINGS                                              $485,091   $412,047   $205,113   $432,069   $502,040

Fixed charges:
  Interest expense                                          $ 88,144   $124,633   $114,803   $153,836   $212,150
  Debt discount (premium) and expense                         (1,174)    (1,023)     1,240      5,273      4,698
  One-third of rentals                                         9,279      9,471      5,119      5,801     16,341
  Pretax preferred dividend requirements of subsidiaries       1,031       -          -          -          -

      FIXED CHARGES                                         $ 97,280   $133,081   $121,162   $164,910   $233,189


Fixed charges and preferred dividends:
  Fixed charges - per above                                 $ 97,280   $133,081   $121,162   $164,910   $233,189
  Preferred dividends                                         25,190     25,376     25,709     26,122     26,218

     FIXED CHARGES AND PREFERRED DIVIDENDS                  $122,470   $158,457   $146,871   $191,032   $259,407


Ratio of Earnings to Fixed Charges                              4.99       3.10       1.69       2.62       2.15

Earnings in excess of Fixed Charges                         $387,811   $278,966   $ 83,951   $267,159   $268,851


Ratio of Earnings to Fixed
  Charges and Preferred Dividends                               3.96       2.60       1.40       2.26       1.94


Earnings in excess of Fixed
  Charges and Preferred Dividends                           $362,621   $253,590   $ 58,242   $241,037   $242,633

(*)  Amounts include subsidiary preferred dividends and accrued distributions on TOPrS.

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